                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO.    )
                                              ----

Filed by the Registrant                              [X]
Filed by a Party other than the Registrant           [ ]

Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ]      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                           FRISCH'S RESTAURANTS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         1) Title of each class of securities to which transaction applies:


         -----------------------------------------------------------------------
         2)       Aggregate number of securities to which transaction applies:


         -----------------------------------------------------------------------
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


         -----------------------------------------------------------------------
         4)       Proposed maximum aggregate value of transaction:


         -----------------------------------------------------------------------
         5)       Total fee paid:



[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:

         -----------------------------------------------------------------------

         2)       Form, Schedule or Registration Statement No.:

         -----------------------------------------------------------------------

         3)       Filing Party:

         -----------------------------------------------------------------------

         4)       Date Filed:

         -----------------------------------------------------------------------

                           FRISCH'S RESTAURANTS, INC.
                               2800 GILBERT AVENUE
                             CINCINNATI, OHIO 45206


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 24, 1997



Dear Shareholders:

         The annual meeting of the shareholders of Frisch's Restaurants, Inc., an Ohio corporation, will be held at the Quality Hotel Riverview, 668 W. Fifth Street, Covington, Kentucky 41011 on Monday, November 24, 1997 at 10:00 a.m., Eastern Standard Time, for the following purposes:

         1. To increase the number of Directors on the Board of Directors to nine;

         2. To elect five Directors (or four Directors if Item No. 1 above is not approved) to hold office for two-year terms;

         3. To ratify and approve the appointment of Grant Thornton LLP as independent auditors;

         4. To transact such other business as may properly come before the meeting or any adjournments thereof.

         Shareholders of record at the close of business on October 29, 1997 are entitled to notice of, and to vote at, the annual meeting and any adjournment(s) or postponement(s) thereof.

                                              By Order of the Board of Directors

                                                                    W. GARY KING
                                                                       Secretary

Cincinnati, Ohio
October 30, 1997








                             YOUR VOTE IS IMPORTANT


TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                           FRISCH'S RESTAURANTS, INC.
                               2800 GILBERT AVENUE
                             CINCINNATI, OHIO 45206

                                  ------------

                                 PROXY STATEMENT
                                  ------------

                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 24, 1997
                                  ------------


                                  INTRODUCTION

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Frisch's Restaurants, Inc. (the "Company") for use at the Annual Meeting of Shareholders (the "Meeting") to be held at the Quality Hotel Riverview, 668 W. Fifth Street, Covington, Kentucky 41011 on Monday, November 24, 1997 at 10:00 a.m., Eastern Standard Time, and at any and all adjournments thereof. This Proxy Statement and the enclosed form of proxy are first being sent to shareholders on or about October 30, 1997.

                                    THE PROXY

         The Board of Directors solicits proxies so that each shareholder has the opportunity to vote on the proposals to be considered at the Meeting. A form of proxy for voting your shares at the Meeting is enclosed. The shares represented by each valid Proxy received in time will be voted at the meeting as specified. If no specification is made, the shares represented by a duly executed Proxy will be voted (i) for increasing the number of Directors on the Board of Directors to nine; (ii) for the election as Directors of each of the nominees listed thereon (or if the number of directors is not increased to nine, or if cumulative voting is in effect, the shares shall be voted as described in the section entitled "Election of Directors" below); (iii) for the proposal to ratify and approve the auditors; and (iv) at the discretion of the holders of the Proxy on any other matter that may come before the meeting. Any shareholder may revoke a proxy at any time before it is exercised by a subsequently dated proxy card that is duly executed and delivered, by written notice to the President of the Company revoking the proxy or by attending and voting in person at the Meeting.

                          VOTING SECURITIES AND VOTING

         There were 6,005,368 shares of the Company's common stock ("Common Stock") issued and outstanding at the close of business on October 29, 1997, the record date for the purpose of determining the shareholders entitled to notice of and to vote at the Meeting and any adjournment(s) thereof (the "Record Date"). Only shareholders of record on the Record Date are entitled to vote at the Meeting.

         Each holder of Common Stock is entitled to one (1) vote per share of Common Stock held of record on the Record Date on any matter submitted to a vote at the Meeting, except that in connection with the election of directors, the shares may be voted cumulatively if notice in writing is given by any shareholder to the President, a Vice President or the Secretary of the Company, not less than forty-eight (48) hours before the time fixed for holding the Meeting, that cumulative voting for the election of Directors is desired. If any shareholder gives such notice, an announcement of the giving of such notice will be made by the Chairman upon the convening of the Meeting and all shareholders may then cumulate their votes for nominees. Cumulative voting means that the number of votes that each shareholder is entitled to cast for the election of Directors shall be equal to the number of shares of Common Stock held by the shareholder multiplied by the number of Directors to be elected. That total number of votes may be cast for one nominee or distributed among some or all of the nominees in any manner desired. If the size of the Board is not increased to nine, or if cumulative voting is properly declared, the votes conferred by shares represented by Proxies will be voted as described in the section entitled "Election of Directors" below, and discretionary authority to do so is included in the proxy.

         The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of Common Stock is necessary to constitute a quorum at the Meeting. At the Meeting, directors will be elected by a plurality of the votes cast. Therefore, the five nominees (or four nominees if the shareholders do not increase the number of directors to nine) receiving the greatest number of votes will be elected as Directors. Shares represented by proxies which are marked "Withhold Authority" or on which a broker has indicated the absence of discretionary authority to vote the shares will be counted as present for the purpose of determining a quorum, but will not be voted in the election of Directors. Each other matter proposed by the Board for consideration at the Meeting will be decided by a majority of the votes cast on that matter. Shares voted on one proposal but not all proposals on the proxies returned by brokers will be counted for the purpose of determining the number of shares represented at the meeting, but will not be considered as a vote for or against any matter not voted on. Abstentions will also be counted for the purpose of determining the number of shares represented at the meeting, but will not be considered as a vote for or against any matter as to which the abstention is effective.

         For additional information concerning the election of directors, please see the section entitled "ELECTION OF DIRECTORS" below.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth information, as of October 29, 1997 (unless a different date is specified in the notes to the table), with respect to each person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock.

         Name and Address of                                                 Amount                         Percent
          Beneficial Owner                                             Beneficially Owned                  of Class
          ----------------                                             ------------------                  --------
         Blanche F. Maier                                                1,690,937(1)(5)                     28.2%
         2800 Gilbert Avenue
         Cincinnati, OH  45206

         Jack C. Maier                                                   1,202,543(2)(5)                     19.7%
         2800 Gilbert Avenue
         Cincinnati, OH  45206

         Craig F. Maier                                                  1,000,711(3)(5)                     16.4%
         2800 Gilbert Avenue
         Cincinnati, OH  45206

         Karen F. Maier                                                    830,337(4)(5)                     13.8%
         2800 Gilbert Avenue
         Cincinnati, OH  45206

         William D. Witter, Inc.                                           674,692(6)                        11.2%
         153 East 53rd Street
         New York, NY  10022

         Jerry L. Ruyan, 8730 Red Fox Lane, Cincinnati, OH                 435,698(7)                        7.3%
         45243, and Barry S. Nussbaum, 2775 Via La Valle,
         Suite 205, Del Mar, CA 92014 (Wolverine Partners)

         Dimensional Fund Advisors, Inc.                                   407,347(8)                        6.8%
         1299 Ocean Avenue, 11th Floor
         Santa Monica, CA  90401

(1)      Includes 614,375 shares over which Mrs. Maier has sole voting and investment power, 89,170 shares over which she has sole voting but shared investment power, and 987,392 shares over which she has sole voting power only. The amounts shown above include 1,076,562 shares over which she has sole voting power as voting trustee pursuant to a Voting Trust Agreement dated June 25, 1997, with the following: Jack C.
         Maier and herself as Co-Trustees under the Will of Shirley Heinichen, deceased as to 89,170 shares; Jack
         C. Maier, Craig F. Maier and Karen F. Maier, as Co-Trustees under the Will of David Frisch, deceased as to 764,197 shares; and Jack C. Maier, as Trustee under agreement with Annette Frisch as to 223,195 shares. See footnotes (2), (3), (4) and (5). Not included in this amount are 40,587 shares owned by Jack
         C. Maier as to which she disclaims beneficial ownership.

(2)      Includes 40,587 shares over which Mr. Maier has sole voting and investment power, 223,195 shares over which he has sole investment power only, 853,367 shares over which he shares investment power only and
         85,394 shares which he has the right to acquire pursuant to the exercise of employee stock options. The amount shown above includes 764,197 shares over which Mr. Maier, Craig F. Maier and Karen F. Maier share investment power only as Co-Trustees under the will of David Frisch, deceased, and 89,170 shares over which Mr. Maier and Blanche F. Maier share investment power only as Co-Trustees under the Will of Shirley
         Heinichen, deceased. See footnotes (1), (3), (4) and (5). Not included in this amount are 8,318 shares owned by Blanche F. Maier as to which he disclaims beneficial ownership.

(3) Includes 134,623 shares over which Mr. Maier has sole voting and investment power, 764,197 shares over which Mr. Maier, Jack C. Maier and Karen F. Maier share investment power only as Co-Trustees under the will of David Frisch, deceased, and 101,891 shares which he has the right to acquire pursuant to the exercise of employee stock options. See footnotes (1), (2), (4) and (5).

(4) Includes 61,162 shares over which Ms. Maier has sole voting and investment power, 764,197 shares over which Ms. Maier, Jack C. Maier and Craig F. Maier share investment power only as Co-Trustees under the will of David Frisch, deceased, and 4,978 shares which she has the right to acquire pursuant to the exercise of employee stock options. See footnotes (1), (2), (3) and (5).

(5) Blanche F. Maier is the wife of Jack C. Maier. Craig F. Maier is the son of Jack C. Maier and Blanche F. Maier and the brother of Karen F. Maier. Karen F. Maier is the daughter of Jack C. Maier and Blanche F. Maier and the sister of Craig F. Maier.

(6) The information given is as of August 29, 1997, as reported in an amended Schedule 13G filed with the Securities and Exchange Commission. The percent of class has been adjusted to reflect the reduction in the number of outstanding shares which resulted from the Company's purchase of shares pursuant to a self-tender offer completed August 8, 1997.

(7) The information given is as of August 18, 1997, as reported in an amended Schedule 13D filed with the Securities and Exchange Commission, in which each of the individuals indicates that he is acting together with the other as a group.

(8) The information given is as of February 7, 1997, as reported in an amended Schedule 13G filed with the Securities and Exchange Commission. The percent of class has been adjusted to reflect the reduction in the number of outstanding shares which resulted from the Company's purchase of shares pursuant to a self-tender offer completed August 8, 1997.

                        SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth information, as of October 29, 1997, with respect to the number of shares of Common Stock beneficially owned by (i) each current Director, including each nominee for election as a Director, of the Company, (ii) each executive officer of the Company named in the Summary Compensation Table, and (iii) all Directors and executive officers of the Company as a group.

                                                                  Amount                               Percent
         Name                                               Beneficially Owned                        of Class
         ----                                               ------------------                        --------
         Jack C. Maier                                         1,202,543(1)                            19.7%
         Daniel W. Geeding                                         1,057                                  *
         Malcolm M. Knapp                                              0                                  *
         Blanche F. Maier                                      1,690,937(1)                            28.2%
         Craig F. Maier                                        1,000,711(1)                            16.4%
         William A. Mauch                                          3,740                                  *
         Barry S. Nussbaum                                       435,698(2)                             7.3%
         Jerry L. Ruyan                                          435,698(2)                             7.3%
         Christopher B. Hewett                                     1,000                                  *
         Marvin G. Fields                                         21,727(3)                               *
         Donald H. Walker                                          9,441(4)                               *
         All Directors and executive officers as
         a group (11 persons)                                  2,532,207                               40.7%

         *        Less than 1% of class.

(1)      See footnotes (1), (2), (3) and (5) above.

(2)      See footnote (7) above.

(3) Includes 7,498 shares over which Mr. Fields has sole voting and investment power and 14,229 shares which he has the right to acquire pursuant to the exercise of employee stock options.

(4) Includes 2,329 shares over which Mr. Walker has sole voting and investment power and 7,112 shares which he has the right to acquire pursuant to the exercise of employee stock options.

                               NUMBER OF DIRECTORS

         Article II, Section 1 of the Company's Code of Regulations provides that the business of the Company shall be managed and conducted by a Board of Directors consisting of not less than five nor more than nine members. The shareholders previously set the number of directors at eight.

         The Board is asking shareholders to increase the number of Board members to nine. This will give the shareholders an opportunity to add experienced and qualified candidates to the Board. Additionally, the increase in the number of Board members to an odd number will prevent a deadlock from occurring on the Board. At the last annual shareholders meeting, the shareholders voted to have the Code of Regulations require that a majority of the Directors be independent by adding the following provision to Article II,
Section 1 of the Code: "A majority of the Directors and of each committee of the Directors of the Corporation shall be persons who are not, and have not been within three years of the date of their selection, an officer or employee of the Corporation or a relative of any such person or a person having a material relationship with the Corporation as an advisor or consultant." Ohio law provides that the number of directors may be fixed or changed by the affirmative vote of the holders of a majority of the shares which are represented at the Meeting and entitled to vote on the proposal. All of the current Board members and executive officers intend to vote all their shares in favor of the increase in the number of directors.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                              ELECTION OF DIRECTORS

         The following Directors have been nominated for election at the Meeting to serve for two-year terms and until their successors are elected and qualified.

                                                  Positions with the Company,
                                                      Business Experience                                  Director
Name                                                and Other Directorships                                  Since
----                                                -----------------------                                  -----
Craig F. Maier                 President and Chief Executive Officer of the Company                          1984
(Age 48)
Daniel W. Geeding              Director of the Company; Professor of management and                          1992
(Age 55)                       entrepreneurship (since June, 1997) and Director of the Center for International Business (since May, 1996), and formerly Dean
                               (from April, 1988 to June, 1997), Xavier University; Director of
                               Zaring National, Inc., Glenway Financial Corporation and
                               ChoiceCare Corporation
Malcolm M. Knapp               Director of the Company; President of Malcolm M. Knapp, Inc.                  1997
(Age 58)                       (restaurant business consulting)
Blanche F. Maier               Director of the Company                                                       1961
(Age 70)
Christopher B. Hewett          Director, President and Chief Executive Officer, Meritage                      N/A
(Age 38)                       Hospitality Group, Inc. (since January, 1996); President of
                               Meritage Capital Corp. (private holding Company) (since
                               November, 1993); former President and Chief Executive Officer,
                               Key Largo Group Inc. f/k/a Ocean Reef Club, Inc. (from
                               September, 1991 to January, 1997)


         At the Meeting, if the shareholders vote to increase the number of directors to nine, five Directors are to be elected to serve until the 1999 annual meeting of shareholders and until their successors have been elected and qualified. If cumulative voting is properly declared, the votes represented by Proxies will be distributed among the nominees to elect Mr. Hewett and other nominees, as determined by the proxy holders. All of the current Board members and executive officers intend to vote their shares for the election of the nominees set forth herein, or if cumulative voting is declared, for the election of Mr. Hewett and other nominees determined by the proxy holders. In case any nominee is unable or declines to serve, it is intended that the enclosed proxy will be voted for the balance of those named and for such other person, if any, as shall be designated by the Board of Directors to replace such nominee. The Board of Directors has no knowledge or reason to believe that any nominee will be unable or unwilling to serve.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES.

                        DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth the names and certain information concerning the Directors who were elected at the 1996 annual meeting to serve until the 1998 annual shareholders meeting and until their successors are elected and qualified, and the executive officers of the Company:

                                                 Positions with the Company,
                                                     Business Experience                                   Director
Name                                               and Other Directorships                                   Since
----                                               -----------------------                                   -----
Directors
---------
Jack C. Maier                 Chairman of the Board of the Company                                           1961
(Age 72)
William A. Mauch              Director of the Company; Administrator of the Cincinnati office                1992
(Age 76)                      of the law firm of Thompson, Hine & Flory, L.L.P.
Barry S. Nussbaum             Director of the Company; President and Chief Executive Officer of              1996
(Age 42)                      Barry S. Nussbaum Company; Director and Chief Financial Officer
                              of PR Nutrition, Inc.
Jerry L. Ruyan                Director of the Company; Partner of Redwood Venture Group, Ltd.                1996
(Age 51)                      (since August, 1995); Director of Meridian Diagnostics, Inc. and
                              Meritage Hospitality Group, Inc.; former Chief Executive Officer of Meridian Diagnostics, Inc. (from March, 1977 to August, 1995)
Executive Officers
------------------

Donald H. Walker              Vice President-Finance, Chief Financial Officer (since October,                 N/A
(Age 51)                      1996) and Treasurer (since June, 1982) of the Company
Marvin G. Fields              Senior Vice President-Operations and Chief Operations Officer of                N/A
(Age 62)                      the Company since June, 1973; Director of the Company from April,
                              1975 to October, 1996
W. Gary King                  Counsel (since June, 1986) and Secretary (since October, 1996);                 N/A
(Age 60)                      Assistant Secretary from September, 1972 to October, 1996


                                BOARD COMMITTEES

         The Board of Directors of the Company held fourteen meetings during the fiscal year ended June 1, 1997. Each Director attended at least 75% of the aggregate of the meetings of the Board and the Committees of which he or she is a member that were held during the year or portion of the year during which he or she was a Director or served as a Committee member. Directors who are not employees were paid a fee of $600 for each meeting of the Board attended. In addition, Messrs. Geeding, Knapp, Mauch, Nussbaum, and Ruyan were each paid an annual fee of $12,000, and a fee of $600 for each committee meeting attended.

         The Board of Directors of the Company has an audit committee and a compensation committee, but no standing nominating committee.

         The Audit Committee of the Board of Directors is composed of three outside directors, Daniel W. Geeding, William A. Mauch and Jerry L. Ruyan. During the fiscal year ended June 1, 1997, the committee held five meetings. The Audit Committee performs the following functions: review and assessment of internal audit, financial planning, internal control, reporting processes, public reporting of financial statements, recommendations to the Board of Directors for independent certified public accountants to audit the books of the Company for the fiscal year, evaluation of the performance and independence of the auditors, and review and approval of the scope of the audit and the audited financial statements. The committee also met separately without management present with the independent auditors to discuss the audit.

         The Board of Directors had a Director Search Committee during the last fiscal year to search for and recommend qualified candidates to the Board to fill the vacant director seat created when Marvin G. Fields resigned from the Board. The committee was composed of Daniel W. Geeding, Jack C. Maier and William A. Mauch, and the committee met one time during the fiscal year ended June 1, 1997.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee is composed of three outside directors, Daniel W. Geeding, William A. Mauch and Barry S. Nussbaum. During the fiscal year ended June 1, 1997, the committee held four meetings. The Compensation Committee establishes policies of the Company with respect to the compensation of executive officers and determines such compensation.

         During the fiscal year ended June 1, 1997, a franchised restaurant owned by children of Jack C. Maier, an officer and Director of the Company, and Blanche F. Maier, a Director of the Company, made purchases from the Company's commissary totaling $494,343 and paid to the Company advertising fees of $46,911, employee leasing fees of $582,488, payroll and accounting fees of $20,324 and franchise fees of $70,367. Other members of Mr. and Mrs. Maier's family are the owners of another franchised restaurant which during such fiscal year made purchases from the Company's commissary totaling $636,170 and paid to the Company advertising fees of $62,552, employee leasing fees of $796,289, payroll and accounting fees of $23,585 and franchise fees of $93,828. During the fiscal year ended June 1, 1997, a franchised restaurant owned by Craig F. Maier, an officer and Director of the Company, made purchases from the Company's commissary totaling $307,857 and paid to the Company advertising fees of $29,800, employee leasing fees of $416,663, payroll and accounting fees of $17,865 and franchise fees of $44,700. The above described transactions were effected on terms no less favorable to the Company and no more favorable to the other parties thereto than would have been agreed upon in transactions with persons having no relationship with the Company.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Act"), the Directors, certain of the Company's officers and persons owning more than 10% of the outstanding shares of the Company's Common Stock are required to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission and the American Stock Exchange and to furnish copies of such reports to the Company. The Company is required to set forth in this Proxy Statement the number of late reports, transactions not reported and any known failure to file a report. Based solely on a review of the reports which were furnished to it and certain written representations of each reporting person, to the Company's knowledge, the aforesaid filing requirements were satisfied by the persons subject thereto.

                             EXECUTIVE COMPENSATION

         The following information is furnished with respect to each of the four most highly compensated executive officers of the Company, including the Chief Executive Officer, for the fiscal year ended June 1, 1997. These four individuals are the only executive officers whose combined salary and bonus for the fiscal year exceeded $100,000.

                                                 SUMMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION
                                             -------------------
                                                                                                LONG-TERM
                                                                                                 COMPEN-
                                                                                                 SATION
                                                                                 OTHER            ------           ALL
                                                                                 ANNUAL           AWARDS          OTHER
                                                                                 COMPEN           ------          COMPEN-
       NAME AND TITLE                   YEAR         SALARY           BONUS      SATION           OPTIONS         SATION
       --------------                   ----         ------           -----      ------           -------         ------
Craig F. Maier                          1997      $  137,891        $   0    $  18,515(b)            0        $  1,218(c)
President and Chief                     1996         138,534            0       17,973(b)            0           1,986(c)
Executive Officer                       1995         133,780            0       16,039(b)            0           1,218(c)

Jack C. Maier                           1997      $  300,000        $   0          (a)               0        $      0
Chairman of the Board                   1996         305,770            0          (a)               0               0
                                        1995         428,005            0          (a)               0          85,000(d)
Marvin G. Fields                        1997      $  170,570        $   0          (a)               0        $  4,348(e)
Senior Vice President and Chief         1996         173,851            0          (a)               0           4,372(e)
Operations Officer                      1995         170,570            0          (a)               0           4,384(e)

Donald H. Walker                        1997      $  102,600        $   0          (a)               0        $  2,310(f)
Vice President and Chief Financial
Officer

(a)      In 1995, 1996, and 1997, the value of perquisites and other personal benefits received by each of Messrs. Maier and Fields, and in 1997 by Mr. Walker, did not exceed an amount equal to the lesser of $50,000 or ten percent of the sum of the applicable officer's salary and bonus for such year.

(b)      Perquisites and other personal benefits received by Mr. Maier consisted of $4,849 in 1997, $5,315 in 1996 and
         $4,476 in 1995 as an auto allowance; $5,876 in 1997, $5,208 in 1996, and $4,431 in 1995 in premiums for medical reimbursement insurance paid by the Company; and $7,790 in 1997, $7,450 in 1996, and $7,132 in 1995 in premiums for supplemental long term disability insurance paid by the Company.

(c)      Represents the premium paid by the Company on split dollar life insurance policies.

(d)      Represents the premium paid by the Company on a life insurance policy which funds the retirement compensation provided for in Mr. Maier's employment agreement.

(e)      Represents premiums paid by the Company on split dollar life insurance policies of $2,216 in 1997, $2,199 in 1996 and $2,252 in 1995, and Company matching contributions to the Frisch's Executive Savings Plan of $2,132 in 1997,
         $2,173 in 1996, and $2,132 in 1995.

(f)      Represents premiums paid by the Company on split dollar life insurance policies of $1,276 in 1997 and Company matching contributions to the Frisch's Executive Savings Plan of $1,034 in 1997.

         The 1993 Stock Option Plan was adopted by the Board of Directors and approved by the shareholders. Pursuant to the
Plan, options for shares of the Common Stock of the Company are granted to officers and key management personnel, as determined by the Compensation Committee. Under the 1993 Plan, options with terms not in excess of ten years from the date of grant and stock appreciation rights may be granted until May 8, 2004. See "Employment Contracts and Changes-in-Control
Arrangements." No options or stock appreciation rights were granted during the fiscal year ended June 1, 1997.

         The following table sets forth information regarding the exercise of stock options by each of the named executive officers during the fiscal year ended June 1, 1997 and the value of all remaining options (all of which are exercisable) at
June 1, 1997 (all such options were granted under the 1984 Stock Option Plan, the predecessor to the 1993 Stock Option
Plan):


                                       AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                              AND FISCAL YEAR-END OPTION VALUES
                                                                                                            VALUE OF
                                                                                   NUMBER OF               UNEXERCISED
                                                                                  UNEXERCISED             IN-THE-MONEY
                                      SHARES ACQUIRED         NET VALUE           OPTIONS AT               OPTIONS AT
NAME                                    ON EXERCISE           REALIZED              6/1/97                  6/1/97(1)
----                                    -----------           --------              ------                  ---------
Craig F. Maier                               0                   ---                101,891                  $3,452
Jack C. Maier                                0                   ---                 85,394                     0
Marvin G. Fields                             0                   ---                 14,229                     0
Donald H. Walker                             0                   ---                  7,112                     0

(1)      As of June 1, 1997, options on 14,090 shares held by Craig F. Maier were in-the-money. The exercise price of all the other listed options exceeded the market price of the Common Stock.

           DEFINED BENEFIT PENSION PLAN AND EXECUTIVE RETIREMENT PLAN

         The Pension Plan adopted by the Board of Directors, in which each of the executive officers of the Company participates, provides payments of annual benefits upon the retirement of employees covered by the Plan.

         Under the qualified Pension Plan, an individual's monthly Pension Plan benefit equals 51% of his or her average monthly compensation minus 50% of monthly Social Security benefits. The benefit of an individual who has less than 28 years of service with the Company is reduced by 1/28 for each year less than 28.

         Average monthly compensation is based upon the participant's five highest consecutive compensation periods. For years prior to 1982, the compensation period is the month of September. For years 1982 through 1991, the compensation period is the month of July. For years after 1991, the compensation period is the entire calendar year, therefore, the monthly compensation for the period is 1/12 of the annual compensation.

         Compensation that is taken into consideration for periods through 1991 consists of regular wages, excluding overtime, bonuses, commissions, special pay, severance pay and expense reimbursements, but including elective contributions to employee benefit plans. Compensation that is taken into consideration for periods after 1991 includes all compensation reported on the participant's W-2 and all elective contributions to a Section 125 or 401(k) plan.

         Amounts set aside under the Plan are computed on an actuarial basis using an aggregate funding method. No contribution was made to the Plan during the fiscal year ended June 1, 1997.

         Estimated annual retirement benefits under the Pension Plan, assuming retirement at age 65 for Messrs. Craig F. Maier, Marvin G. Fields and Donald H. Walker, would be, respectively, $70,000, $77,000 and $40,000.

         Under the Internal Revenue Code, there is an annual limitation on the amount of compensation of each employee that may be taken into account, which is currently set at $150,000. The annual limitation for some of the years prior to 1997 was substantially higher. The Company has adopted an unfunded Executive Retirement Plan which provides to qualified employees whose compensation exceeds the Internal Revenue Code limitation, a supplemental retirement benefit equal to the reduction in their benefits under the Pension Plan. Currently, Messrs. Craig
F. Maier and Marvin G. Fields are eligible, at their normal retirement ages, to receive supplemental annual benefits under the Executive Retirement Plan of $42,530 and $4,704, respectively.

            EMPLOYMENT CONTRACTS AND CHANGES-IN-CONTROL ARRANGEMENTS

         Pursuant to an employment agreement between the Company and Jack C. Maier, effective June 2, 1997, which was recommended for approval by a majority of the Compensation Committee and approved by the Board of Directors, Mr. Maier is to be paid for the ensuing two fiscal years a base salary of $300,000 per year. In addition, the agreement provides that upon its expiration or upon Mr. Maier's retirement, disability or death, there shall be paid to Mr. Maier or to his survivors for each of the next ten years the sum of $214,050, adjusted annually to reflect 50% of the annual percentage change in the Consumer Price Index. Alternatively, the recipient may elect at any time to receive in a lump sum the present value of all remaining payments. The agreement also provides that upon cessation of employment, Mr. Maier will, if not prevented by disability, provide consulting services to the Company, for which he shall be paid a fee of $100,000 per year for a maximum of seven years.

         Pursuant to an employment agreement between the Company and Craig F. Maier, effective May 29, 1995, which was approved by the Board of Directors, Mr. Maier is to be paid for the ensuing five fiscal years a base salary of $135,920 per year adjusted annually to reflect 50% of the annual change in the Consumer Price Index. Further the agreement provides that upon Mr. Maier's disability, there shall be paid each year while he is alive for up to ten years a sum equal to 75% of his average compensation (including incentive compensation) over the three preceding calendar years (reduced by any disability benefits received under any disability income plan maintained by the Company), adjusted annually after the first year to reflect 75% of the annual percentage change in the Consumer Price Index. In addition, the agreement provides that Mr. Maier is to be paid for each of the five ensuing fiscal years incentive compensation equal to 3% of the Company's pre-tax consolidated earnings if in such year pre-tax consolidated earnings exceed 5% of total revenue of the Company (adjusted to exclude certain revenue not related to the Company's food service and lodging operations) after giving effect to such incentive compensation payment. Incentive compensation is to be paid 80% in cash and 20% in the Company's Common Stock. The agreement also provides that Mr. Maier will be granted stock options in any year in which incentive compensation is earned. The number of options awarded is calculated by dividing the dollar amount of Mr. Maier's incentive compensation by the average of the highest and the lowest price of the Company's Common Stock during the year for which the incentive compensation was earned and multiplying the result by two. The exercise price of the options shall be equal to the fair market value of the Common Stock on the date of grant. Options may not be exercised until six months after the date granted or such later time period as may be required by the Company's Stock Option Committee, which period may not exceed five years. The options will have a ten year term.

         The provisions of the agreement between the Company and Craig F. Maier with respect to compensation are identical to those in his previous agreement except that the number of stock options which can be earned has been doubled. The first year's base salary is the same as the last year of his previous agreement increased by 50% of the annual percentage change in the Consumer Price Index. The basis for the establishment of the base salary and incentive compensation under the previous agreement was data provided by an independent consultant that was derived from a survey of comparable restaurant companies and data obtained from the proxy statements of publicly held restaurant companies. The base salary was established in the bottom quartile of the base salaries paid by such companies. The incentive compensation formula was designed to tie performance to shareholder value by awarding no incentive compensation unless consolidated pre-tax earnings reach at least 5% of revenue and by permitting the aggregate of the base salary and incentive compensation to reach the top quartile of total compensation paid by the aforesaid companies if consolidated pre-tax earnings projections were achieved. The number of options to be awarded was doubled to increase the equity component of his compensation.

         The Company has entered into agreements with Craig F. Maier and Marvin
G. Fields which provide that if there is a change in control of the Company that has not been approved by existing management, the Company shall either continue their employment for up to three years with compensation and perquisites equal to that which they would have received had there not been such a change or terminate their employment and make lump sum payments to them equal to the present value of such compensation and continue such perquisites until the end of the period for which their employment would have continued. The maximum aggregate lump sum payments which would be payable Messrs. Maier and Fields under these agreements if they were terminated on the date of filing of this Proxy Statement, would be approximately $693,000 and $548,000, respectively. The discount rate used for determining the amount of such payments was 2.3%, in accordance with provisions of the agreements.

                          COMPENSATION COMMITTEE REPORT

         The compensation of Jack C. Maier and Craig F. Maier for the fiscal year ended June 1, 1997 was determined in accordance with the terms of employment agreements approved by the Board of Directors in 1995. The Compensation Committee believes that these agreements are consistent with the Company's executive compensation policies.

         The compensation of all other executive officers for the fiscal year ended June 1, 1997 was determined in accordance with salary merit increase guidelines and incentive compensation formulas established prior to the commencement of the fiscal year.

         The policies with respect to the Company's executive officers are: (1) to pay salaries generally in the middle of the range of salaries paid to executives of comparable levels of responsibility by comparable restaurant companies; (2) to grant merit increases in salary, within the salary range, based primarily on job performance as measured by specific, pre-determined individual goals; and (3) to award bonuses based on how well individual goals are achieved and how well the Company performs.

         To determine the salaries of the Company's executive officers, the Company establishes a series of salary ranges which correspond to levels of executive responsibility. The basis for the establishment of the ranges is data provided by an independent consultant that is derived from an annual survey of approximately 68 comparable restaurant companies, including five of the six companies comprising the S&P Restaurants Index and all ten members of the peer group used for the Corporate Performance Graph. The Committee sets the Company's salary ranges to fall generally in the middle of the competitive ranges. Individual salaries are set within the applicable salary range and are reevaluated annually. Merit increases are granted within the salary range based on job performance as measured against one or more individual performance goals established annually for each executive.

         Under the Company's incentive compensation program, executive officers are entitled to earn annual bonuses of up to 22.5% of each officer's salary. Each individual executive officer's bonus is determined by a formula that takes into account (1) the extent to which individual performance goals established prior to the beginning of the fiscal year are met and (2) the Company's pre-tax consolidated earnings for the fiscal year, as a percentage of total revenue (adjusted to exclude certain revenue not related to the Company's food service and lodging operations). No incentive bonus is paid unless pre-tax consolidated earnings of the Company are at least 4% of revenues. In order to receive the maximum bonus, an executive must fully meet the individual performance goals and pre-tax consolidated earnings of the Company must equal or exceed 6% of revenues. Of the total bonus earned, 20% is paid in shares of the Company's Common Stock and the remainder is paid in cash. All shares received by the executive must be held for a period of two years. During fiscal 1997, no incentive compensation was paid because the pre-tax consolidated earnings test was not met.

                                                               Daniel W. Geeding
                                                                William A. Mauch
                                                               Barry L. Nussbaum

                           CORPORATE PERFORMANCE GRAPH

         The following graph compares the yearly percentage change in the Company's cumulative total stockholder return on its Common Stock over the five year period ending May 31, 1997 with the Standard & Poor's Restaurants Index, the Standard & Poor's 500 Stock Index and a group of the Company's peer issuers, selected by the Company in good faith. The graph assumes an investment of $100 in the Company's Common Stock, in each index and in the common stock of the peer group on May 31, 1992, and reinvestment of all dividends.

                                                 FRISCH'S RESTAURANTS, INC.
                                         COMPARISON OF FIVE-YEAR TOTAL RETURN TO THE
                                          S&P RESTAURANTS INDEX, THE S&P 500 INDEX
                                                     AND THE PEER GROUP


         Company Name/Index         Base Period
                                      May 92        May 93      May 94        May 95       May 96       May 97
             Frisch's
           Restaurants,
               Inc.                  100.00         88.66        76.29         51.57        68.25        90.84

             S&P 500
              Index                  100.00        111.61       116.36        139.86       179.63       232.47
            Restaurant
              Index                  100.00        107.77       132.27        156.88       196.14       204.00

             Peer Group              100.00        122.78       106.51         97.93       102.19        98.31




         The Peer Group consists of the following issuers: Bob Evans Farms, Consolidated Products, Inc., Cracker Barrel Old Country Store, Denamerica Corp., Furrs Bishops, IHOP Corp., Perkins Family Restaurants LP; Ryan's Family Steak Houses, Inc., Shoney's, Inc. and VICORP Restaurants.

                      RATIFICATION OF SELECTION OF AUDITORS

         The Board of Directors has unanimously selected the firm of Grant Thornton LLP as auditors to make an examination of the accounts of the Company and serve as the Company's independent public accountants for the fiscal year commencing June 2,1997. This firm of independent certified public accountants has made the audits of the Company's accounts since 1952.

         Shareholder ratification of the selection of auditors is not required by law, however, the Board nevertheless decided to ascertain the views of the shareholders in this regard. If the selection of Grant Thornton LLP is not ratified at the Meeting, the Board of Directors will consider the selection of other auditors.

         Representatives of Grant Thornton LLP are expected to be present at the annual meeting of shareholders. They will be afforded an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from the shareholders.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS AUDITORS.

                              SHAREHOLDER PROPOSALS

         It is anticipated that the 1998 annual meeting of shareholders will be held on Monday, October 5, 1998. Proposals of shareholders intended to be presented at the 1998 annual meeting must be received at the Company's executive offices on or before May 18, 1998 in order to be considered for inclusion in the Proxy and Proxy Statement issued by the Board of Directors with respect to that meeting.

                              COST OF SOLICITATION

         The cost of preparing and mailing this Proxy Statement, the accompanying Notice of Annual Meeting and Proxy and any additional material relating to the meeting and the cost of soliciting Proxies will be borne by the Company. In addition to solicitation by mail, the Company will request banks, brokers and other custodial nominees and fiduciaries to supply proxy material to the beneficial owners of the Common Stock of whom they have knowledge, and will reimburse them for their expenses in so doing. Certain officers and employees of the Company may solicit Proxies in person or by telephone, facsimile transmission or mail, for which they will not receive any special compensation. The Company has retained the firm of McCormick & Pryor, for a fee of approximately $5,000 plus expenses, to assist in soliciting proxies, including those from shareholders who own Company shares through banks, brokerage houses and other custodians or nominees.

                                  OTHER MATTERS

         The Company's Board of Directors knows of no other matters to be presented at the Meeting other than those set forth above. However, if any other matters come before the meeting, the holders of the Proxy will vote the shares represented by the Proxy on such matters in accordance with their judgment and discretionary authority to do so in included in the Proxy.

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                                                    W. GARY KING
                                                                       Secretary

Dated October 30, 1997


MANAGEMENT OF THE COMPANY WILL SUPPLY WITHOUT COST, UPON WRITTEN REQUEST, A COPY OF THE COMPANY'S MOST RECENT ANNUAL REPORT ON FORM 10-K INCLUDING FINANCIAL STATEMENTS AND SCHEDULES. SUCH REQUEST SHOULD BE DIRECTED TO MR. DONALD H. WALKER, CHIEF FINANCIAL OFFICER, FRISCH'S RESTAURANTS, INC., 2800 GILBERT AVENUE, CINCINNATI, OHIO 45206.

PROXY
                           FRISCH'S RESTAURANTS, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                                NOVEMBER 24, 1997

         The undersigned shareholder of Frisch's Restaurants, Inc. (the "Company") hereby nominates, constitutes and appoints Jack C. Maier and Craig F. Maier, and each of them, the attorney, agent and proxy of the undersigned, with full powers of substitution, to vote all the stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Quality Hotel Riverview, 668 W. Fifth Street, Covington, Kentucky 41011, on Monday, November 24, 1997 at 10:00 a.m. and at any and all adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present as follows:

         1.       NUMBER OF DIRECTORS

                  To increase the number of directors on the Board to nine:

                   [ ] FOR         [ ] AGAINST         [ ] ABSTAIN

         2.       ELECTION OF DIRECTORS

                  To elect the five persons below (or four of the persons listed below, including Mr. Hewett, if the size of the Board is not increased to nine as set forth in No. 1 above) to serve as directors until the 1999 Annual Meeting of Shareholders and until their successors are elected and have qualified:

                                 Craig F. Maier
                                Daniel W. Geeding
                                Malcolm M. Knapp
                                Blanche F. Maier
                             Christopher B. Hewett

                    [ ] AUTHORITY GIVEN           [ ] AUTHORITY WITHHELD

         IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR SOME BUT NOT ALL OF THE NOMINEES NAMED ABOVE, YOU SHOULD CHECK THE BOX MARKED "AUTHORITY GIVEN" AND YOU SHOULD ENTER THE NAME(S) OF THE NOMINEE(S) WITH RESPECT TO WHOM YOU WISH TO WITHHOLD AUTHORITY TO VOTE IN THE SPACE PROVIDED BELOW:


--------------------------------------------------------------------------------


                    PLEASE SIGN AND DATE ON THE REVERSE SIDE

         3.  RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS.

                  Ratifying the appointment of Grant Thornton LLP as independent public accountants of the Company for the fiscal year commencing June 2, 1997.

                   [ ] FOR         [ ] AGAINST         [ ] ABSTAIN


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF "FOR" ON PROPOSAL 1, "AUTHORITY GIVEN" ON PROPOSAL 2, AND "FOR" ON PROPOSAL 3. THE PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS UNLESS A CONTRARY INSTRUCTION IS INDICATED, IN WHICH CASE THE PROXY SHALL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS. IF CUMULATIVE VOTING IS PROPERLY DECLARED, THE VOTES WILL BE DISTRIBUTED AMONG THE FIVE NOMINEES TO ELECT MR. HEWETT AND OTHER NOMINEES DETERMINED BY THE PROXY HOLDERS. IF THE SIZE OF THE BOARD IS NOT INCREASED TO NINE, THE VOTES REPRESENTED BY THIS PROXY FOR ELECTION OF DIRECTORS WILL BE VOTED AS DETERMINED BY THE PROXY HOLDERS. IN ALL OTHER MATTERS, IF ANY, PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS, IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, IF ANY.



                DATED:              , 1997
----------------      --------------
(Number of Shares)

                                      ----------------------------------------------------
                                      (Please Print Your Name)

                                      ----------------------------------------------------
                                      (Signature of Shareholder)

                                      ----------------------------------------------------
                                      (Please Print Your Name)

                                      ----------------------------------------------------
                                      (Signature of Shareholder)
                                      (Please  date  this  proxy  and sign your name as it
                                      appears  on  the  stock   certificates.   Executors,
                                      administrators,  trustees,  etc.  should  give their
                                      full titles.  All joint owners should sign.)




THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS, AND MAY BE REVOKED PRIOR TO ITS EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY AN INSTRUMENT REVOKING THIS PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY APPEARING IN PERSON AND VOTING AT THE MEETING.




              PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY PROMPTLY.